UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant's telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 Named Executive Officer Base Salary

In February 2016, the Compensation Committee reviewed current base salaries for each of our named executive officers and determined that there would be no increases in base salaries for the named executive officers for 2016 at this time.

2015 Incentive Cash Bonus Payment Determinations

In February 2015, our Compensation Committee approved our 2015 Executive Bonus Plan, or 2015 Bonus Plan, under which our executive officers were provided with the opportunity to earn bonus payments conditioned upon the achievement of specified corporate goals.

The terms of the 2015 Bonus Plan establish a threshold, target and maximum cash bonus amount along with an additional one-time commercialization incentive cash bonus amount, each expressed as a percentage of base salary for our executives. For the one-time commercialization incentive portion of the 2015 Bonus Plan, payout is based solely on the achievement of the commercialization objectives specified in February 2015 and such objectives were deemed by the Board to have been 100% achieved during the third quarter of 2015. As such, cash bonuses attributable to the achievement of the one-time commercialization incentive portion of the 2015 Bonus Plan were paid to the named executive officers in December 2015.

For the corporate goals portion of the 2015 Bonus Plan, payout for all of our officers was calculated entirely based on our achievement of corporate goals during 2015 and a minimum corporate goal achievement of greater than or equal to 50% was required for an executive to earn any performance-based cash bonus.  Our 2015 corporate goals were a combination of commercialization and financial goals, which represented 65% of our corporate goals, and discovery and development goals, which represented the remaining 35% of our corporate goals. On February 24, 2016, the Compensation Committee and our Board of Directors reviewed the achievement of corporate goals portion of the 2015 Bonus Plan and determined the bonus amount payable under the corporate goals portion of the 2015 Bonus Plan for each named executive officer based on a corporate goal achievement of 67.2%. The Compensation Committee approved the 2015 cash bonuses for the corporate goals portion of the 2015 Bonus Plan for each named executive officer set forth below, which will be paid to the individuals in March 2016:

		2015 Bonus Plan
Name	Title	Corporate Goals	Commercialization Incentive (1)	Total
John Poyhonen	President and Chief Executive Officer	$261,302	$154,800	$416,102
Donald S. Karanewsky, Ph.D.	Former Senior Vice President and Chief Scientific Officer	$134,598	$79,738	$214,336
Antony E. Rogers	Senior Vice President and Chief Financial Officer	$121,647	$72,066	$193,713
Sharon Wicker	Senior Vice President and Chief Commercial Development Officer	$126,330	$74,840	$201,170

(1)	Cash bonuses for the one-time commercialization incentive portion of the 2015 Bonus Plan were paid to the executive officers in December 2015.

Adoption of 2016 Executive Bonus Plan

On February 24, 2016, our Board of Directors approved the 2016 Executive Bonus Plan, or the 2016 Bonus Plan, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Under the terms of our 2016 Bonus Plan, the payout for all of our officers is calculated entirely based on our achievement of corporate goals during 2016 and a minimum corporate goal achievement of greater than or equal to 50% is required for an executive to earn any performance-based cash bonus. The threshold bonus is earned if a corporate goal achievement of 50% is obtained. The target bonus is earned if a corporate goal achievement of 75% is obtained. The maximum bonus is earned if a corporate goal achievement of 100% is obtained. The specific bonus amount is based on a linear continuum from threshold to maximum. However, it is also important to note that the Compensation Committee retains broad discretion to modify the 2016 Bonus Plan at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase the payout under the 2016 Bonus Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant.

On February 24, 2016, our Board of Directors approved the corporate performance objectives associated with the 2016 Bonus Plan. Our corporate performance objectives are a combination of operational and financial goals, which represent 65% of our corporate performance objectives, and discovery and development goals, which represent the remaining 35% of our corporate performance objectives.

The foregoing description is a summary only, is not necessarily complete, and is qualified by the full text of the underlying plan, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1        Senomyx, Inc. 2016 Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ CATHERINE LEE
Catherine Lee
VP, General Counsel and Corporate Secretary

Date: February 26, 2016